Exhibit 15.1

September 5, 2012

CA, Inc.

One CA Plaza

Islandia, New York 11749

Re:	Registration Statement on Form S-8 relating to the CA, Inc. 2012 Compensation Plan for Non-Employee
Directors to be filed on or about September 5, 2012

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 27, 2012 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York